Exhibit 99.2

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF DECEMBER 31, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens – Orlando	100%	53%	10/30/03	$11,709,127	N/A	N/A	N/A
Randstad – Atlanta	100%	53%	12/19/03	$6,529,980	N/A	N/A	N/A
7500 Setzler Parkway	100%	53%	3/26/04	$7,040,475	N/A	N/A	N/A
150 Apollo Drive	100%	100%	5/16/05	$12,339,064	N/A	N/A	N/A
3675 Kennesaw 75	100%	100%	1/31/2006	$3,405,000**	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.
**	This is the preliminary price, which will be adjusted based on final acquisition accounting.

FUND FEATURES

OFFERING DATES	May 2003 – April 2005

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 73% Tax-Preferred – 27%

AMOUNT RAISED	$34,741,238

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT

AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%
2003	N/A	0.00%	0.00%	3.30%	1.30%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2005	2004	2003	2002	2001	2000
N/A	3.99%	0.98%	N/A	N/A	N/A

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is now in the holding phase of its life cycle, having completed the last acquisition for the Fund after the close of the fourth quarter. With the acquisition of 3675 Kennesaw 75 in January 2006, the Fund now owns interests in five properties, all of which are 100% leased. Our focus in the near-term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

The acquisition of 3675 Kennesaw 75 is a great highlight for the Fund. This high-quality industrial asset is situated in a prime location in the Kennesaw suburb of Atlanta, Georgia, and is 100% leased to World Electric Supply.

The fourth quarter 2005 operating distributions to the Cash-Preferred unit holders were 7.50%. The General Partners anticipate that operating distributions may increase levels in the near-term now that the Fund is fully invested.

Property Summary

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	Randstad – Atlanta was acquired in December 2003. This office property is 100% leased, and the expiration is in 2013.

•	7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was acquired in March 2004 and is 100% leased to R. R. Donnelley & Sons until 2010.

•	150 Apollo Drive is located in Chelmsford, Massachusetts, a suburb of Boston. This asset is 100% leased to Avaya through April 2010.

•	3675 Kennesaw 75 is located in Kennesaw, Georgia, a suburb of Atlanta. This asset is 100% leased to World Electric Supply through September 2012.

For a more detailed quarterly financial report, please refer to

Fund XIV’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

© 2006 Wells Real Estate Funds